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EXHIBIT 10.5



                          LILLY GLOBALSHARES STOCK PLAN

               AS AMENDED AND RESTATED THROUGH SEPTEMBER 17, 2002

         The Lilly GlobalShares Stock Plan ("Plan") authorizes Eli Lilly and Company and its subsidiaries ("Company") to provide certain employees of the Company with shares of Eli Lilly and Company common stock or options to acquire such shares. The Company believes that this incentive program will cause those persons to contribute materially to the growth of the Company, thereby benefiting its shareholders.

1.       ADMINISTRATION.

         The Plan shall be administered and interpreted by the Administrator. The Administrator shall be the Senior Vice President of Human Resources of the Company, or such other executive officer or officers of the Company as may be designated from time to time by the Board of Directors of the Company. The Administrator shall determine the fair market value of Eli Lilly and Company common stock ("Lilly Stock") for purposes of the Plan. The Administrator may, subject to the provisions of the Plan, from time to time establish such rules and regulations as he or she deems appropriate for the proper administration of the Plan. The decisions of the Administrator with respect to the interpretation and administration of the Plan and any Grant under it, including the severability of any or all of the provisions of either, shall be final, conclusive and binding.

2.       GRANTS.

         Grants under the Plan ("Grants") shall consist of options to purchase Lilly Stock ("Options") and grants of Lilly Stock ("Stock Grants"). All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with this Plan as the Administrator deems appropriate. The Administrator shall approve the form and provisions of each Grant. Grants under the Plan need not be uniform.

3.       ELIGIBILITY FOR GRANTS.

         Eligible employees under the Plan ("Eligible Employees") shall be all employees of the Company on a Grant Date (as defined in Sections 5(a) and 6(b)) who are not then executive officers or employed in a global management level ("G level") job; provided, however, that the Administrator shall not be an Eligible Employee. The Administrator shall in his or her discretion select the persons to be given Grants ("Grantees") from among the Eligible Employees and, subject to Sections 5(b) and 6(a), determine the number of shares subject to any particular Grant.

4.       SHARES AVAILABLE FOR GRANTS.

         (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Lilly Stock that may be issued or transferred under the Plan is 14,000,000. The shares may be authorized but unissued shares or treasury shares. The number of shares available for Grants at any given time shall be 14,000,000, reduced by the aggregate of all shares previously issued or transferred, together with shares which may become subject to issuance or transfer under then-outstanding Grants.


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         (b) Recapitalization Adjustment. If any subdivision or combination of shares of Lilly Stock or any stock dividend, capital reorganization, recapitalization, consolidation, or merger with the Company as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to shares of Lilly Stock through a spin-off, split-off, or other extraordinary distribution, the Administrator shall make such adjustments as he or she determines appropriate in the number of shares of Lilly Stock that may be issued or transferred in the future under Section 4(a) and the number of shares of Lilly Stock specified in Sections 5(b) and 6(a). The Administrator shall also make appropriate adjustments in the number of shares, and Option Price if applicable, in all outstanding Grants made before the event.

5.       TERMS OF OPTIONS.

         (a) Option Price. The price at which Lilly Stock may be purchased by the Grantee under an Option ("Option Price") shall be not less than the fair market value of Lilly Stock on the date the Option is granted (the "Grant Date"). In the Administrator's discretion, the Grant Date of an Option may be established as the date on which the Administrator approves the Option or any other date specified by the Administrator.

         (b) Number of Shares. The Administrator shall determine the number of shares of Lilly Stock that are subject to each Option.

         (c) Option Exercise Period. The Administrator shall determine the option exercise period of each Option. The period shall not exceed eleven years from the Grant Date.

         (d) Exercise of Option. The Administrator shall establish approved forms of notice of exercise ("Notice of Exercise"), which may be written (including telecopied), electronic or telephonic, and shall establish procedures for determining what constitutes delivery of such Notice. The Administrator may require different forms of Notice of Exercise for employees residing in different countries. A Grantee may exercise an Option by duly delivering an approved form of Notice of Exercise to the Company, either with or without accompanying payment of the Option Price, subject to the requirements of subsection (e) below. The Notice of Exercise, once delivered, shall be irrevocable; provided, however, that the Company may deem an attempted exercise to be null and void pursuant to subsection (e) below or if the Company or its agent determines in its discretion that the gain to be received by the Grantee upon exercise is not likely to be sufficient to cover the costs of exercise.

         (e) Satisfaction of Option Price. The Grantee shall pay the Option Price in United States dollars. The Administrator shall establish rules and procedures for the payment of the Option Price ("Payment Procedures"). The Payment Procedures may require payment of the Option Price at the time of the Notice of Exercise or may establish a time period following the Notice of Exercise within which the Option Price must be paid. The Payment Procedures may, but need not, include procedures permitting payment of the Option Price by sale of shares of Lilly Stock received upon exercise or by withholding shares of Lilly Stock that would otherwise be issued or transferred upon exercise. If the Grantee fails to pay the Option Price in accordance with the Payment Procedures, the Administrator shall have the right to take whatever action it deems appropriate, including voiding the Option exercise. The Company shall not issue or transfer shares of Lilly Stock upon exercise of an Option until the Option Price and applicable withholding taxes have been fully paid in accordance with the Payment Procedures.



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6.       STOCK GRANTS.

         The Administrator may make Stock Grants to Eligible Employees. The following provisions are applicable to Stock Grants:

         (a) Number of Shares. The Administrator shall determine and include in the Grant the number of shares subject to a Stock Grant. The number may be fixed or it may be dependent upon changes in the market price of Lilly Stock during a period of time selected by the Administrator (the "Award Period").

         (b) Grant Date and Payment Date. The Administrator shall select a Grant Date for a Stock Grant and a date of payment of a Stock Grant ("Payment Date"), which, in the case of a Stock Grant based on an Award Period, shall be after the end of the Award Period.

         (c) Requirement of Employment. To be entitled to receive payment under a Stock Grant, a Grantee must remain in the employment of the Company to the Payment Date, except that the Administrator may provide for partial or complete exceptions to this requirement as he or she deems equitable in his or her sole discretion.

         (d) Transfer Restrictions. In his or her discretion, the Administrator may impose restrictions on subsequent transfer by the Grantee of shares received upon payment of a Stock Grant. The restrictions shall remain in force for a period of time selected by the Administrator (the "Restriction Period") and may include a requirement that the shares be returned to the Company if the Grantee does not remain employed by the Company to the end of the Restriction Period. The Administrator may require legended certificates, stop-transfer instructions, escrow arrangements or other procedures he or she deems necessary to enforce the restrictions.

7.       AMENDMENT AND TERMINATION OF THE PLAN.

         (a) Amendment. The Company's Board of Directors ("Board") may amend the Plan at any time. The Compensation Committee of the Board of Directors may amend the provisions of the Plan other than Sections 1 and 4 and this Section 7 at any time.

         (b) Termination of Plan. This Plan shall remain in effect until terminated by the Board.

         (c) Termination and Amendment of Outstanding Grants. An expiration, termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Administrator acts under Section 8(d). The expiration or termination of the Plan shall not impair the power and authority of the Administrator with respect to outstanding Grants. Whether or not the Plan has expired or terminated, an outstanding Grant may be terminated or amended under
Section 8(d), or may be amended (i) by agreement of the Company and the Grantee consistent with the Plan, or (ii) by action of the Administrator provided that the amendment is consistent with the Plan; is found by the Administrator to be necessary or advisable to carry out the purposes of the Plan or for the effective administration of the Plan; and is found by the Administrator not to diminish the rights of the Grantee or the value of the Grant.

8.       GENERAL PROVISIONS.

         (a) Prohibitions Against Transfer. Only a Grantee or his or her authorized representative may exercise rights under a Grant. Such persons may not transfer those rights. The rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether

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voluntary, involuntary, or by operation of law; provided, however, that when a Grantee dies, the personal representative or other person entitled under a Grant under the Plan to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to succeed to the Grantee's rights under the Grant under the Grantee's will or under the applicable laws of descent and distribution.

         (b) Subsidiaries. For purposes of this Plan, the term "subsidiary" means a corporation of which Eli Lilly and Company owns directly or indirectly 50% or more of the voting power.

         (c) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Administrator may pay cash in lieu of a fraction or round the fraction.

         (d) Compliance with Law; Taxes. The Plan, the grant and exercise of Options, the grant and payment of Stock Grants, and the obligations of the Company to issue or transfer shares of Lilly Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency, stock exchange or banking authority as may be required. The Administrator may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and applicable law or government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payment to Grantees. Such rules may, but need not, include procedures permitting or requiring withholding obligations to be satisfied by sale of Lilly Stock issued or transferred upon exercise or by withholding shares of Lilly Stock that would otherwise be issued or transferred upon exercise of Options or payment of Stock Grants.

         (e) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder of the Company with respect to any shares of Lilly Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

         (f) No Right to Employment. The Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time with or without notice or cause and without payment of further compensation.

         (g) No Rights to Option Grants or Other Compensation. Nothing in this Plan shall be deemed to create an obligation of the Company to make Grants or a right of any individual to receive Grants, even if that individual is an Eligible Employee, except to the extent, if any, the Administrator may determine in his or her discretion to make a Grant pursuant to the provisions of this Plan. The receipt of a Grant by any individual shall not create any rights or entitlement to any future Grants or other compensation, it being understood that the Administrator may determine in his or her discretion pursuant to the provisions of this Plan whether to make Grants and, if so, shall in his or her discretion select the Grantees, and it being further understood that the Board may amend or terminate this Plan at any time.

         (h) Foreign Employees. Notwithstanding anything to the contrary, the Administrator may make Grants to Eligible Employees or other employees of the Company (except for executive officers) who are not United States citizens or residents on such terms and conditions as may, in the judgment of the Administrator, be necessary or desirable to foster the purposes of the Plan. Option Grants made pursuant to this section may vary from the terms otherwise required in Sections 5(a), (d), or (e). In furtherance of the purposes of the Plan, the Administrator may adopt such modifications to the terms of Grants and such rules, procedures and guidelines, and take or cause to be taken any and all actions as the Administrator deems necessary or advisable to comply with foreign laws and practices or with United States laws that affect Grants made to such foreign employees.


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         (i) Governing Law; English Language Controls. The validity and construction of this Plan and all Grants made hereunder shall be governed by the laws of the State of Indiana, regardless of the citizenship or residence of any Grantee or Successor Grantee and regardless of the conflict-of-laws provisions of the State of Indiana. This Plan and Grants under this Plan may be translated into other languages for the convenience of Grantees. Such translations shall have no legal force and effect, it being understood that the English language versions of this Plan and the Grants shall control.

         (j) Effective Date of the Plan. The Plan became effective as of January 1, 1999. The amended and restated Plan becomes effective as of September 17, 2002.



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